Exhibit 99.1

Investor Relations Contact:
George H. Hepburn III, CFO
APAC Customer Services, Inc.
847-374-4995
GHHepburn@apacmail.com

FOR IMMEDIATE RELEASE

APAC Customer Services, Inc. Reports First Quarter 2006 Results

•       Raising 2006 Revenue Expectations

•       Accelerating Manila Expansion

•       Restructuring Remains on Track

Deerfield, Ill., April 26, 2006—APAC Customer Services, Inc. (NASDAQ: APAC), a leading provider of customer care service and solutions to market leaders in the communications, healthcare, financial services, business services, travel and entertainment and publishing industries, today reported financial results for its first fiscal quarter ended April 2, 2006.

The Company reported a 2006 first quarter net loss of $0.7 million, or $0.01 per share, on revenue of $60.7 million compared to a net loss of $2.4 million, or $0.05 per share, on revenue of $65.7 million in the prior year quarter. The improvement in operating performance is due to higher gross profit margins and lower operating expenses resulting from the July 2005 restructuring to exit the campaign-driven outbound customer acquisition business and other non-strategic and unprofitable client relationships. First quarter revenue for 2005 and 2006 include $15.8 million and $0.9 million, respectively, in revenue from the exited business. Excluding this revenue, revenue for the 2006 first quarter increased 20% to $59.8 million from $49.9 million in the prior year quarter. Gross profit margin for the first quarter of 2006 was 12.6%, or $7.7 million, an increase of 2.4%, or $1.0 million, from the prior year’s first quarter gross profit margin of 10.2%, or $6.7 million. The margin improvement over the prior year reflects the benefits of a more profitable client base, efficiencies gained in operations and a reduction in call center overhead.

“We are pleased with the demand for our services, especially offshore.” stated Bob Keller, APAC Customer Services’ CEO. “Specifically, we’ve seen very strong growth in the healthcare vertical and we’ve also been awarded new business in our business services, financial services and telecommunications verticals. The revenue from our Part D business continues to exceed expectations, but we expect it to decline significantly in the second half of the year after the enrollment period ends. This decline, coupled with the exit of a large, unprofitable client, will allow us to reduce our domestic capacity by approximately 1000 seats by the fourth quarter. That capacity downsizing will be more than offset by the acceleration of our plans for a third site in Manila,’’ Mr. Keller continued. “We expect to open a 2000 seat center late in the fourth quarter of this year and are raising our expectations for full year 2006 revenues to $230 million. The growth of our offshore facilities and the ramp costs associated with the expected incremental revenues will affect full year profitability. As a result, we now expect to return to profitability in the fourth quarter of 2006, but no longer expect to be profitable for the full year.”

From a liquidity perspective, the Company’s net debt was $9.4 million at the end of the 2006 first quarter down from prior year end’s balance of $11.0 million. First quarter adjusted EBITDA improved $2.9 million to $2.6 million from a negative $0.3 million in the first quarter of 2005, and adjusted free cash flow improved $4.5 million to $1.7 million from the prior years’ first quarter negative $2.8 million, reflecting the improvements from the July 2005 restructuring. Capital expenditures were $2.1 million during the 2006 first quarter, $1.2 million of which represented reimbursable leasehold improvements. The

Company now expects full year capital expenditures to increase significantly, primarily as a result of the acceleration of the expansion in Manila.

During the 2006 first quarter, the Company exited the last of the campaign-driven outbound customer acquisition business. The total charges for the July restructuring and site closures are now expected to be approximately $9-11 million, approximately $2 million of which remains to be taken in fiscal year 2006.

Senior management of the Company will hold a conference call to discuss financial results at 10:00 a.m. CDT Thursday April 27th.

About the Conference Call

The conference call will be available live at the Investor Relations section of APAC Customer Services’ website, www.apaccustomerservices.com. Please access the site at least 15 minutes prior to the scheduled start time in order to download the required audio software (RealPlayer or Windows Media Player). A replay of the webcast will be accessible through the Company’s website for 7 days following the live event. For those unable to listen to the call via the Internet, a replay of the call will be available until 11:00 p.m. CDT on Wednesday, May 3, 2006, by dialing (888) 203-1112 or (719) 457-0820 for international participants. The confirmation number for the replay is 6040949.

About APAC Customer Services, Inc.

APAC Customer Services, Inc. (NASDAQ: APAC) is a leading provider of customer care service and solutions for market leaders in communications, healthcare, financial services, business services, travel and entertainment and publishing industries. APAC partners with its clients to deliver custom solutions that enhance bottom line performance. For more information, call 1-800-OUTSOURCE. APAC’s comprehensive web site is at http://www.apaccustomerservices.com.

Forward Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, forward-looking statements include expressed expectations, estimates and projections of future events and financial performance and the assumptions on which these expressed expectations, estimates and projections are based. Statements that are not historical facts, including statements about the beliefs and expectations of the Company and its management are forward-looking statements. Sometimes these statements will contain words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “goals,” “would,” “could,” “should,” “plans” and other similar words. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions about future events, and they are subject to known and unknown risks and uncertainties and other factors that can cause actual events and results to differ materially from historical results and those projected. Such statements are based upon the current beliefs and expectations of the Company’s management. The Company intends its forward-looking statements to speak only as of the date on which they were made. The Company expressly undertakes no obligation to update or revise any forward-looking statements as a result of changed assumptions, new information, future events or otherwise.

The following factors, among others, could cause actual results to differ from historical results or those expressed or implied in the forward-looking statements: revenue is generated from a limited number of clients; terms of our client contracts; success of the Company’s business turnaround; availability of cash flows from operations and borrowing availability under the Company’s loan agreement; ability to effectively manage customer care center capacity; ability to attract and retain qualified employees; fluctuations in revenue associated with the Company’s Medicare Part D enrollment and customer care programs; and the closing of customer care centers and the reduction in the number of employees.

Other reasons that may cause actual results to differ from historical results or those expressed or implied in the forward-looking statements can be found in the Company’s Annual Report on Form 10-K for the year ended January 1, 2006. These filings are available on a web site maintained by the SEC at http://www.sec.gov.

About Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Company uses the following measures defined as non-GAAP financial measures by the SEC: EBITDA, adjusted EBITDA, adjusted operating income, free cash flow and adjusted free cash flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. More information on these non-GAAP financial measures, can be found in the Company’s Annual Report on Form 10-K for the year ended January 1, 2006.

The Company expects to use consistent methods for computation of non-GAAP financial measures. Its calculations of non-GAAP financial measures may not be consistent with calculations of similar measures used by other companies. The accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

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APAC Customer Services, Inc. and Subsidiaries
Consolidated Statements of Operations
(Dollars in thousands, except for per share data)
Unaudited

	Thirteen Weeks Ended*
			Increase
	April 2,	April 3,	(Decrease)
	2006	2005	%
Net revenue	$60,723	$65,674	-8%
Cost of services	53,072	58,974	-10%
Gross profit	7,651	6,700	14%
Operating expenses:
Selling, general and administrative expenses	8,065	9,861	-18%
Restructuring and other charges (benefits)	(13)	277	-105%
Asset impairment charges	—	—	—
Total operating expenses	8,052	10,138	-21%
Operating Loss	(401)	(3,438)	-88%
Other income	(28)	(40)	-30%
Interest expense	456	222	105%
Loss before income taxes	(829)	(3,620)	-77%
Income tax expense (benefit)	(88)	(1,238)	-93%
Net loss	$(741)	$(2,382)	-69%
Net Loss per share:
Basic	$(0.01)	$(0.05)	-80%
Diluted	$(0.01)	$(0.05)	-80%
Weighted average number of shares outstanding:
Basic	49,455	49,455
Diluted	49,455	49,455

*                    We operate on a 13 week fiscal quarter that ends on the Sunday closest to March 31st.

APAC Customer Services, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets
(Dollars in thousands)

	April 2,	January 1
	2006*	2006**
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$1,490	$960
Accounts receivable, less allowances of $1,719 and $1,919, respectively	39,417	37,592
Other current assets	8,870	9,248
Total current assets	49,777	47,800
Property and Equipment, net	21,938	22,233
Goodwill and Intangibles, net and Other Assets	40,588	41,017
Total assets	$112,303	$111,050
Liabilities and Shareholders’ Equity
Current Liabilities:
Short-term debt	$10,932	$11,971
Accounts payable and other accrued liabilities	46,851	44,211
Total current liabilities	57,783	56,182
Other Liabilities	2,988	2,994
Commitments and contingencies	—	—
Total shareholders’ equity	51,532	51,874
Total liabilities and shareholders’ equity	$112,303	$111,050

*                    We operate on a 13 week fiscal quarter that ends on the Sunday closest to March 31st.

**             We operate on a 52/53 week fiscal year that ends on the Sunday closest to December 31st.

APAC Customer Services, Inc. and Subsidiaries
Consolidated Condensed Statements of Cash Flows
(Dollars in thousands)
Unaudited

	Thirteen Weeks Ended*
	April 2,	April 3,
	2006	2005
Operating activities:
Net loss	$(741)	$(2,382)
Depreciation and amortization	3,015	2,871
Non-cash restructuring	(13)	15
Deferred income taxes	(254)	(1,835)
Changes in operating assets and liabilities	178	(1,444)
Net cash provided by (used in) operating activities	2,185	(2,775)
Investing activities:
Purchases of property and equipment, net of disposals	(940)	(2,584)
Net cash used in investing activities	(940)	(2,584)
Financing activities:
Borrowings under revolving credit facility, net	(1,039)	5,300
Payments on long-term debt	—	(102)
Stock option and warrant transactions	360	—
Net cash provided by (used in) financing activities	(679)	5,198
Effect of exchange rate changes on cash	(36)	—
Net change in cash and cash equivalents	530	(161)
Cash and Cash Equivalents:
Beginning of period	960	271
End of period	$1,490	$110
Supplemental Disclosure:
Leasehold Improvements provided by landlord	$1,120	$—

*                    We operate on a 13 week fiscal quarter that ends on the Sunday closest to March 31st.

APAC Customer Services, Inc. and Subsidiaries
Selected Financial and Statistical Information
(Dollars in thousands, except for per share data)
Unaudited

	Thirteen Weeks Ended(1)
			Increase
	April 2,	April 3,	(Decrease)
	2006	2005	%
Selected Financial Information :
Net revenue	$60,723	$65,674	-8%
Net loss	$(741)	$(2,382)	-69%
EBITDA(2)	$2,642	$(527)	-601%
Adjusted EBITDA(2)	$2,629	$(250)	-1152%
Adjusted Operating Loss(3)	$(414)	$(3,161)	-87%
Free Cash Flow(4)	$1,702	$(3,111)	-155%
Adjusted Free Cash Flow(4)	$1,689	$(2,834)	-160%
Statistical Information:
Number of Customer Care Centers	13	23	-43%
Weighted Average No. of Seats	6,564	6,855	-4%
Annualized Revenue per Weighted Average No. of Seats	$37,004	$38,322	-3%

Notes to Selected Financial and Statistical Information

(1)   We operate on a 13 week fiscal quarter that ends on the Sunday closest to March 31.

(2)   We define EBITDA as net income (loss) plus the provision (benefit) for income taxes, depreciation and amortization, and interest expense. We define adjusted EBITDA as EBITDA plus restructuring and other charges and asset impairment charges.

EBITDA and adjusted EBITDA can be reconciled to net income (loss), which we believe to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows:

	For the Thirteen Weeks Ended
	April 2, 2006	April 3, 2005
Net loss	$(741)	$(2,382)
Provision (benefit) for income taxes	(88)	(1,238)
Interest expense	456	222
Depreciation and amortization	3,015	2,871
EBITDA	$2,642	$(527)
Restructuring and other charges (benefits)	(13)	277
Asset impairment charges	—	—
Adjusted EBITDA	$2,629	$(250)

Notes to Selected Financial and Statistical Information (continued)

(3)   We define adjusted operating income (loss) as operating income (loss) less restructuring and other charges (benefits) and asset impairment charges.

Adjusted operating income (loss) can be reconciled to operating income (loss), which we believe to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows:

	For the Thirteen Weeks Ended
	April 2, 2006	April 3, 2005
Operating loss	$(401)	$(3,438)
Restructuring and other charges (benefits)	(13)	277
Asset impairment charges	—	—
Adjusted operating loss	$(414)	$(3,161)

(4)   We define free cash flow as EBITDA less net capital expenditures and adjusted free cash flow as free cash flow less restructuring and other charges (benefits) and asset impairment charges.

	For the Thirteen Weeks Ended
	April 2, 2006	April 3, 2005
EBITDA	$2,642	$(527)
Capital expenditures	(2,060)	(2,584)
Tenant improvements provided by landlord	1,120	—
Free Cash Flow	$1,702	$(3,111)
Restructuring and other charges (benefits)	(13)	277
Asset impairment charges	—	—
Adjusted Free Cash Flow	$1,689	$(2,834)

Free cash flow and adjusted free cash flow can be reconciled to the net cash provided by (used in) operating activities, which we believe to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows:

	For the Thirteen Weeks Ended
	April 2, 2006	April 3, 2005
Net cash provided by (used in) operating activities	$2,185	$(2,775)
Purchase of property and equipment	(940)	(2,584)
Provision (benefit) for income taxes	(88)	(1,238)
Interest expense	456	222
Changes in operating assets and liabilities	(178)	1,444
Asset impairment charges	—	—
Increase in deferred income taxes	254	1,835
Non-cash restructuring	13	(15)
Free Cash Flow	$1,702	$(3,111)
Restructuring and other charges (benefits)	(13)	277
Asset impairment charges	—	—
Adjusted Free Cash Flow	$1,689	$(2,834)